UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING



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                                                             SEC FILE NUIMBER
                                                                  028542
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                                                               CUSIP NUMBER

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             (Check One): [ ] Form 10-K [X] Form 20-F [ ] Form 11-K
                          [ ] Form 10-Q [ ] Form N-SAR [ ] Form N-CSR

                      For Period Ended: December 31, 2004
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                      [ ] Transition Report on Form 10-K
                      [ ] Transition Report on Form 20-F
                      [ ] Transition Report on Form 11-K
                      [ ] Transition Report on Form 10-Q
                      [ ] Transition Report on Form N-SAR
                      For the Transition Period Ended:
                                                       -----------------

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: _________________________________

PART I - REGISTRANT INFORMATION

  ICTS International N.V.
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Full Name of Registrant

  N/A
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Former Name if Applicable

  Biesbosch 225
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Address of Principal Executive Office (Street and Number)

  1181 JC Amstelveen, The Netherlands
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate) [ X ]

      (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

      (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the
|X| prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

New auditor in place, requiring more extensive review.

(Attach extra Sheets if Needed)

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

       Avraham Dan           011             972-999-55-4545
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         (Name)          (Area Code)       (Telephone Number)

(2)   Have all other periodic reports required under Section 13
      or 15(d) of the Securities Exchange Act of 1934 or Section
      30 of the Investment Company Act of 1940 during the
      preceding 12 months or for such shorter period that the
      registrant was required to file such report(s) been filed?
      If answer is no, identify report(s).                        [X] Yes [ ] No

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(3)   Is it anticipated that any significant change in results
      of operations from the corresponding period for the last
      fiscal year will be reflected by the earnings statements
      to be included in the subject report or portion thereof?    [ ] Yes [X] No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                              ICTS International N.V.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: 6-28-05                                  By:
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                                                   Avraham Dan